Exhibit 99.1

          Journal Register Company Announces Fourth Quarter
                      and Full Year 2005 Results

    TRENTON, N.J.--(BUSINESS WIRE)--Feb. 7, 2006--Journal Register Company (NYSE:JRC) today reported net income of $12.5 million, or $0.31 per diluted share, for the quarter ended December 25, 2005 as compared to $15.1 million, or $0.36 per diluted share for the quarter ended December 26, 2004, excluding special items. For the year ended December 25, 2005, the Company reported net income of $46.9 million or $1.12 per diluted share compared to $52.3 million or $1.23 per diluted share for the year ended December 26, 2004, excluding special items.
    The special items referred to above are comprised of the reversal of certain tax accruals in the third and fourth quarters of 2004, as well as a special charge recorded in the third quarter of 2004 related to the extinguishment of a refinanced credit facility. Including these special items the Company reported net income of $25.4 million, or $0.60 per diluted share, and $116.5 million, or $2.74 per diluted share for the quarter and year ended December 26, 2004, respectively. There were no special items recorded in the fourth quarter or full year 2005 results.
    For comparison purposes, the Company's revenues are presented, where noted, on a pro forma basis, which assumes that all properties currently owned were owned in both the current and prior year periods. Certain operating expenses are presented, where noted, on a same-store basis, which excludes the results of the Company's acquisitions from the current and prior year periods.
    Chairman and Chief Executive Officer Robert M. Jelenic, commenting on the Company's results said, "Despite the soft overall advertising revenue environment, we continue to generate substantial free cash flow, which was $65.4 million, or $1.57 per diluted share for the year ended December 25, 2005. Our results were driven by strength in our online revenues as well as strong classified employment and real estate advertising revenue. Also, our employees throughout the Company did an exceptional job of controlling costs allowing the Company to maintain a strong EBITDA margin."
    Continuing Jelenic said, "We are pleased to report that the improvements we've made in our Michigan operations since our acquisition in August 2004 have enabled these operations to quickly contribute to our financial results. In fact, our Michigan operations contributed $0.02 per diluted share to our earnings in the fourth quarter and $0.05 per diluted share for the year 2005. The improvements we have made to these operations include expanded local news and sports coverage, improved layout, increased utilization of centralized news gathering, more effective cross sell programs in advertising, new product launches, and expanded online operations."
    Further, Jelenic said, "Our online revenues grew in excess of fifty percent in 2005 and our December acquisition of JobsIntheUS.com will accelerate our online growth in 2006."
    The Company's earnings for the periods discussed were impacted by higher interest expense.
    Total revenues for the fourth quarter ended December 25, 2005 were $140.9 million, a decrease of 2.7 percent as compared to the prior year quarter. Total revenues for the full year 2005 were $556.6 million, an increase of 18.8 percent, and a record for the Company.
    Total advertising revenues for the fourth quarter of 2005 were $110.3 million as compared to $113.7 million for the fourth quarter of 2004, a decrease of 3.0 percent. Total advertising revenues for the full year 2005 were $435.1 million, as compared to $361.6 for the full year 2004, an increase of 20.3 percent. On a pro forma basis, total advertising revenues decreased 3.2 percent and 1.1 percent for the fourth quarter and full year 2005, respectively, as compared to the prior year periods.
    Retail advertising revenues, on a pro forma basis, for the fourth quarter of 2005, decreased 3.1 percent as compared to the prior year quarter, driven by softness in the Company's Ohio and Michigan clusters.
    Total classified advertising revenues, on a pro forma basis, were down 1.9 percent for the fourth quarter due to softness in classified automotive revenues, which were down 17.7 percent. The reduction in classified automotive advertising revenues was mitigated by growth in classified real estate advertising revenues, which were up 7.0 percent for the fourth quarter, classified employment advertising revenues, which were up 1.1 percent, and classified other advertising revenues, which were up 3.8 percent, each on a pro forma basis as compared to the fourth quarter of 2004.
    National advertising revenues, on a pro forma basis, decreased
12.8 percent for the quarter reflecting difficult comparisons to the prior year quarter, when the Company reported a 27.0 percent same-store increase compared to the 2003 quarter.
    For the full year 2005, retail advertising revenues, on a pro forma basis, decreased 1.9 percent as compared to 2004, with the Company's Mid-Hudson, New York cluster reporting a 6.1 percent increase. Classified advertising revenues, on a pro forma basis, were up 0.5 percent for the full year 2005. Growth in overall pro forma classified advertising revenues was driven primarily by employment advertising revenues, up 8.0 percent and real estate advertising revenues, up 4.7 percent. Classified automotive revenues, on a pro forma basis, were down 12.3 percent for the full year 2005, consistent with continued softness in the automotive market. Pro forma national advertising revenues were down 4.8 percent reflecting difficult comparisons to the prior year when the Company reported a same-store increase of 15.8 percent as compared to 2003.
    Online revenues for the fourth quarter of 2005 increased approximately 38 percent to $2.5 million, as compared to the prior year quarter. For the year ended December 25, 2005, online revenues were approximately $9.3 million, an increase of 50.5 percent as compared to the 2004 results. In addition, for the full year 2005, the Company's Web sites generated approximately 216.8 million page views, which reflects a 44 percent increase as compared to 2004 and a compound annual growth rate of 35 percent since 2000.
    Fourth quarter circulation revenues were $25.7 million, a decrease of 1.3 percent, as compared to $26.1 million in the 2004 quarter. For the full year 2005, pro forma circulation revenues were $102.9 million, as compared to $105.3 million in 2004, a decrease of 2.3 percent.
    The Company has revised circulation revenue and expense numbers, in equal amounts, for 2005 and 2004, reflecting a change in the way the Company has been reporting carrier compensation and certain discount and promotional items. The impact is a decrease in revenue offset by a like amount in decreased operating expense. This reclassification has no impact on EBITDA or earnings. In the 2005 and 2004 fourth quarters, the impact on circulation revenue was $0.9 million and $1.1 million, respectively.
    The Company reported EBITDA for the fourth quarter and the year ended December 25, 2005 of $36.6 million and $136.2 million, respectively. The Company's EBITDA margins for the fourth quarter and full year were 26 percent and 24 percent, respectively.
    On a same-store basis, Journal Register Company's newsprint expense was up approximately 2.2 percent for the quarter and 0.6 percent for the full year ended December 25, 2005, as compared to the prior year periods. The Company's unit cost of newsprint, on a comparable basis, increased approximately 10 percent for the fourth quarter and 8.5 percent, for the full year 2005, each as compared to the prior year period.
    Commenting on the Company's results, President and Chief Operating Officer Jean B. Clifton noted, "We continue to focus on integrating 21st Century Newspapers into Journal Register Company and implementing our clustering strategy to capitalize on the synergies in Michigan and throughout each of our clusters. Effective cost management enabled us to reduce our non-newsprint cash operating expenses by approximately
3.0 percent for fourth quarter of 2005 as compared to the prior year quarter."
    As of December 25, 2005, Journal Register Company's net debt outstanding was approximately $746 million. The Company's capital expenditures for 2005 were approximately $20 million.
    As of February 6, 2006, the Company had repurchased 1,870,800 shares of its common stock since the Company recommenced its share buyback program in April 2005. The Company had approximately 40.2 million shares of common stock outstanding as of February 6, 2006.
    Looking ahead, Jelenic said, "In 2006, we expect the Company's overall advertising revenue growth to be driven by revenues from new product launches, expansion of online revenues, as well as, continued strength in real estate and employment advertising revenues."
    The Company's fourth quarter and full year 2005 earnings conference call is scheduled for 10:00 a.m. EST today and will be accessible via a live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast can be accessed through Journal Register Company's website, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the webcast will be available at www.journalregister.com for seven days following the call.
    To access the conference call, dial (877) 645-6115 at least ten minutes prior to the start of the call. International callers should dial (706) 679-5367.
    Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 338 non-daily publications. Journal Register Company currently operates 212 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its recently acquired network of employment Web sites. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of six premier employment Web sites in New England and has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA, Free Cash Flow, Adjusted Net Income and Net Income excluding special items figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free cash flow is defined as EBITDA minus capital expenditures, cash interest expense and cash income taxes. Adjusted Net Income excludes the special items that are described elsewhere in this release. EBITDA Margin is defined as EBITDA divided by total revenues. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

    This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, and statements about the future performance, operations, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    Financial Summary follows:


                       JOURNAL REGISTER COMPANY
                CONSOLIDATED STATEMENTS OF INCOME (1)
               (In thousands, except per share amounts)

                        Thirteen Weeks Ended    Fifty-two Weeks Ended
                       ----------------------- -----------------------
                       12/25/2005  12/26/2004  12/25/2005  12/26/2004
                       ----------- ----------- ----------- -----------
Revenues:
   Advertising           $110,257    $113,718    $435,085    $361,591
   Circulation             25,733      26,063     102,910      90,135
                       ----------- ----------- ----------- -----------
Newspaper revenues        135,990     139,781     537,995     451,726
Commercial printing
 and other                  4,883       4,954      18,634      17,366
                       ----------- ----------- ----------- -----------
Total revenues            140,873     144,735     556,629     469,092
Operating Expenses:
   Salaries and
    employee benefits      53,710      55,097     219,372     181,830
   Newsprint, ink and
    printing charges       13,148      12,880      49,536      39,696
   Selling, general
    and administrative     19,647      21,370      79,604      66,201
   Depreciation and
    amortization            4,903       4,664      19,196      16,255
   Other                   17,809      18,082      71,916      58,932
                       ----------- ----------- ----------- -----------
Total operating
 expenses                 109,217     112,093     439,624     362,914
Operating income           31,656      32,642     117,005     106,178
Net interest expense
 and other                (11,081)     (7,947)    (40,013)    (20,260)
Loss on write-off of
 debt issuance costs            0           0           0      (1,211)
                       ----------- ----------- ----------- -----------
Income before
 provision for income
 taxes                     20,575      24,695      76,992      84,707
Provision for income
 taxes                      8,102        (723)     30,124     (31,806)
                       ----------- ----------- ----------- -----------
Net income                $12,473     $25,418     $46,868    $116,513
                       ----------- ----------- ----------- -----------
Net income per common
 share:
   Basic                    $0.31       $0.61       $1.13       $2.78
   Diluted                  $0.31       $0.60       $1.12       $2.74
Adjusted net income
 per common share:
   Basic                    $0.31       $0.36       $1.13       $1.25
   Diluted                  $0.31       $0.36       $1.12       $1.23
Weighted-average
 shares outstanding:
   Basic                   40,661      41,974      41,429      41,907
   Diluted                 40,856      42,417      41,747      42,474
----------------------------------------------------------------------
Other Data:
  Net income              $12,473     $25,418     $46,868    $116,513
    Add: Provision for
     income taxes           8,102        (723)     30,124     (31,806)
    Add: Loss on
     write-off of debt
     issuance costs             0           0           0       1,211
    Add: Net interest
     expense and other     11,081       7,947      40,013      20,260
                       ----------- ----------- ----------- -----------
  Operating income         31,656      32,642     117,005     106,178
    Add: Depreciation
     and amortization       4,903       4,664      19,196      16,255
                       ----------- ----------- ----------- -----------
  EBITDA                  $36,559     $37,306    $136,201    $122,433
    Less: Capital
     expenditures         (10,523)     (6,467)    (20,243)    (14,893)
    Less: Cash
     Interest expense
     and other            (10,717)     (7,656)    (38,575)    (19,287)
    Less: Cash income
     taxes (2)             (3,471)     (4,029)    (11,934)    (16,865)
                       ----------- ----------- ----------- -----------
  Free Cash Flow          $11,848     $19,154     $65,449     $71,388
  Free Cash Flow per
   diluted share            $0.29       $0.45       $1.57       $1.68
Net income, as
 reported                 $12,473     $25,418     $46,868    $116,513
    Less: Special
     items                     --     (10,273)         --     (64,187)
                       ----------- ----------- ----------- -----------
Adjusted net
 income (3)               $12,473     $15,145     $46,868     $52,326
----------------------------------------------------------------------
Notes:

(1) Certain circulation revenue and expense items have been reclassified to conform to the Company's current financial presentation. The effect of these reclassifications is to reduce revenues with an equal decrease in operating expenses. In addition, the Company has reclassified amortization of deferred financing fees from amortization expense to interest expense. These reclassifications have no impact on EBITDA or net income.

(2) Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry- forwards.

(3) Adjusted net income excludes the net effect of (i) the reversal of certain tax accruals in the fourth quarter of 2004 ($10.3 million) and third quarter of 2004 ($54.6 million) and (ii) a special charge of approximately $1.2 million ($0.7 million net of tax effect) in the third quarter of 2004 related to the extinguishment of the Company's refinanced credit facility.
----------------------------------------------------------------------

    CONTACT: Journal Register Company
             Ricardo A. Venegas
             Treasurer
             Tel: (609) 396-2200
             Fax: (609) 396-2292